Exhibit 10.1

[Youbet.Com, Inc. Letterhead]

September 7, 2009

Susan Bracey
[Address]

Dear Susan,

It is with pleasure that we offer you a position as Interim Chief Financial Officer with Youbet.com, Inc. (the “Company”). You will report to the Chief Executive Officer of the Company. The purpose of this letter is to confirm the basic financial and other terms of our offer to you:

1. The term of employment will be six (6) months starting on September 9, 2009. The term of employment may be extended upon the mutual agreement of you and the Company. Following the expiration of the six (6) month term of employment, unless otherwise agreed in writing by you and the Company, the terms and conditions contained in this letter will no longer be in effect. The Consulting Agreement between you and the Company dated August 2009 shall terminate as of September 8, 2009.

2. You will receive a salary of $250,000.00 on an annualized basis, payable in equal bi-weekly installments and prorated as of your start date. Your base salary is earned and payable only while you are employed by the Company.

3. You also will receive 30,000 options to purchase shares of the Company’s common stock pursuant to the Company’s Equity Incentive Plan. The options will vest ratably over a four-year period beginning on the effective date of the grant,

4. You may be eligible for a performance bonus to be determined in the discretion of the Compensation Committee of the Company in consultation with the Chief Executive Officer. Additionally, you will receive a bonus to be determined in the discretion of the Compensation Committee in consultation with the Chief Executive Officer upon the achievement by the Company of certain strategic objectives during the six (6) month term of your employment.

5. During your employment, you will be eligible to participate in such employee benefit programs and perquisite arrangements (collectively, “Benefit Plans”) as are made available to similarly titled employees, in accordance with the terms and conditions thereof. The Company reserves the right to modify, suspend or discontinue any one or more of its Benefit Plans, at any time without notice to, or recourse by, you, so long as such action is taken generally with respect to other similarly titled employees.

6. You will receive vacation days at the rate of twenty (20) days per year (accrued daily), plus regular holidays and PTO days as determined by the Company on an annual basis.

7. This offer is conditioned upon your compliance with certain standard corporate policies and procedures, and your execution of our customary employee confidentiality, insider trading and other agreements, and this offer is also subject to completion of a satisfactory reference check, credit check, background check and drug test.

8. This letter will also confirm our mutual understanding that your employment is “at-will” — that is, you may resign at any time and for any reason, and similarly, the Company may terminate your employment at any time and for any reason; provided, however, that if the Company terminates your employment without cause prior to the end of the six (6) month term, you will receive salary and benefits through the end of the six (6) month term. “Cause” shall mean any of the following:  (i) gross dishonesty, fraud, misappropriation, embezzlement, or other act of material misconduct against the Company; (ii) conviction of a felony (other than a traffic violation) which results in material injury to the Company; (iii) willful and knowing violation of any rules or regulations of any governmental or regulatory body which violation is materially harmful to the Company; (iv) violation of policies, rules or regulations of the Company which violation is materially harmful to the Company; (v) willful act of disloyalty that is intended to and/or results in material injury to the Company; (vi) alcoholism or addiction to non-medically prescribed drugs; or (vii) failure to obey the reasonable and lawful directives of the Board of Directors of the Company (the “Board”) or demonstration of gross negligence in the performance of your duties, as determined in good faith by the Board, which failure or gross negligence continues for a period of thirty (30) days following written notice from the Board stating its intention to terminate you if such failure or gross negligence is not corrected.

9. Except as set forth above, your execution of this letter shall confirm that you are not relying on any representations, either oral or written, in accepting this offer of employment.

Please sign a copy of this letter confirming your acceptance, and return it to me no later than September 9, 2009.

If you have any questions concerning our benefit programs or other employment-related matters, please feel free to call the Human Resources Department at (818) 668-2100.

Sincerely,

/s/ David Goldberg

David Goldberg
Chief Executive Officer

Accepted this 8th day of September, 2009.

/s/ Susan Bracey
Susan Bracey